Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
THE RESTATED CERTIFICATE OF INCORPORATION
OF
BIO-IMAGING TECHNOLOGIES, INC.
     The undersigned, for purposes of amending the Restated Certificate of Incorporation, as amended (the “Certificate”) of Bio-Imaging Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     FIRST: The name of the corporation is Bio-Imaging Technologies, Inc. (the “Corporation”).
     SECOND: The Certificate was filed with the Office of the Secretary of State of the State of Delaware on June 10, 1992, and amended on February 2, 1993.
     THIRD: Article FIRST of the Certificate is hereby amended to read, in its entirety, as follows:
          “FIRST: The name of the corporation is BioClinica, Inc. (the “Corporation”).”
     FOURTH Article FOURTH of the Certificate is hereby amended to read, in its entirety, as follows:
          “FOURTH: The Corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value

Common	36,000,000	$0.00025

Preferred	3,000,000	$0.00025
     FIFTH: The foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
* * * * * * *

     IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, this 8th day of July, 2009.

BIO-IMAGING TECHNOLOGIES, INC.
By:	/s/ Mark L. Weinstein
	Name:	Mark L. Weinstein
	Title:	President & CEO